Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Dale Parker, Interim Chief Executive Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Quarter and Nine-Month Financial Results

  Third quarter operating and non-GAAP operating income from continuing operations was $288,000 and $483,000, respectively
  Third quarter continuing operations gross margin was 77 percent, up 8 percentage points from the prior year period gross margin of 69 percent
  Operating expenses from continuing operations of $2.8 million were down approximately 24 percent from the same period in the prior year
  On July 9, 2015, the Company completed the sale of its license plate reading (LPR) business segment to Tagmaster A.B. for $4.2 million

Saint Paul, Minn., November 5, 2015 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its third quarter and nine months ended September 30, 2015.

Third Quarter Results:

Image Sensing’s 2015 third quarter revenue from continuing operations was $4.1 million, a 35 percent decrease in revenue from continuing operations of $6.3 million in the third quarter of 2014. Gross margin from continuing operations for the third quarter of 2015 was 77 percent, an increase of 8 percentage points from the gross margin of 69 percent for the same period in the prior year. Revenue from royalties was $2.2 million in the third quarter of 2015 compared to $2.6 million in the third quarter of 2014.

Product sales from continuing operations decreased to $1.8 million in the quarter, a 50 percent decrease from the $3.6 million in the third quarter of 2015. The decrease in product sales was a result of the withdrawal from the Asia market in 2015. Autoscope Video product sales and royalties were $607,000 and $2.2 million, respectively, and RTMS Radar product sales were $1.2 million in the third quarter of 2015. Product sales gross margin from continuing operations for the third quarter of 2015 was 49 percent, an increase of 2 percentage points from the gross margin of 47 percent for the same period in the prior year.

The Company’s net income from continuing operations in the third quarter was $290,000, or $0.06 per basic share, compared to continuing operations net income of $740,000, or $0.15 per basic share, in the third quarter of 2014. The third quarter 2015 net income from continuing operations includes operating expenses of $2.8 million, which is a $909,000 decrease from the third quarter of 2014.

On a non-GAAP basis, excluding intangible asset amortization, depreciation and impairment of investment for the applicable periods, net operating income from continuing operations for the third quarter of 2015 was $483,000 compared to $923,000 for the third quarter of 2014.

“During the period, we continued to see the results of the actions we’ve taken over the past few quarters, which have resulted in improved margins and a lowered breakeven level,” said Dale Parker, Image Sensing Systems’ interim chief executive officer. “We believe that product gross margin percentages and operating expense levels are sustainable going forward. With the divestiture of our LPR segment, we can focus on product and market development in our video and radar business lines and concentrate on increasing sales volumes.”

Year-to-Date Results:

Image Sensing’s revenue from continuing operations for the first nine months of 2015 was $11.7 million, an 18 percent decrease in revenue from continuing operations of $14.2 million in the first nine months of 2014. Gross margin from continuing operations for the first nine months of 2015 was 80 percent, an increase of 4 percentage points from the gross margin of 76 percent for the same period in the prior year. Revenue from royalties was $6.9 million in the first nine months of 2015 compared to $8.3 million in the same period of 2014.

Product sales from continuing operations decreased to $4.8 million in the first nine months of 2015, an 18 percent decrease from the $5.9 million in the same period in 2014. Autoscope Video product sales and royalties were $1.3 million and $6.9 million, respectively, and RTMS Radar product sales were $3.5 million in the first nine months of 2015. Product sales gross margin from continuing operations for the first nine months of 2015 was 51 percent, an increase of 9 percentage points from the gross margin of 42 percent for the same period in the prior year.

The Company’s net income from continuing operations for the first nine months of 2015 was $778,000, or $0.16 per basic share, compared to a net loss from continuing operations of $1.1 million, or $(0.18) per basic share, in the first nine months of 2014. Net income from continuing operations for the first nine months of 2015 includes operating expenses of $8.5 million, which is a $3.4 million decrease from the same period in 2014.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, impairment of investment, restructuring charges and costs of the investigation for the applicable periods, net operating income from continuing operations for the first nine months of 2015 was $1.5 million compared to $361,000 in the first nine months of 2014.

Discontinued Operations: Sale of License Plate Recognition (LPR) Business Segment:

On July 9, 2015, Image Sensing Systems sold its LPR business to TagMaster A.B. for the purchase price of $4.2 million in cash. As a result of this sale, results of the LPR business segment are classified and reported as discontinued operations in all periods presented. In the first nine months of 2015, the Company incurred $3.6 million of discontinued operations, including a loss on disposal of $1.1 million, related to the LPR business segment.

“The decision to sell our LPR business allows us to focus on our core intelligent transportation systems (ITS) market and growing our radar and video product lines,” said Dale Parker, interim chief executive officer. “We believe that the market fundamentals remain strong for our products and are excited about the prospects for future growth through the introduction of new products and the expansion of our markets, despite the negative impact of short term congressional funding to our sector,” concluded Parker.

Third Quarter Conference Call and Replay

Image Sensing Systems’ third quarter earnings conference call will start at 3:45 p.m. Central Time today. To participate, dial 888-523-1225 and reference conference ID 3399894. Please dial in at least 10 minutes prior to the call. A replay of the third quarter conference call will be available beginning at 6:45 p.m. Central Time today until 6:45 p.m. Central Time on November 10, 2015. To listen to the replay, dial 888-203-1112 and provide the access code: 3399894.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 20, 2015.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
	2015	2014	2015	2014
Revenue
Royalties	$2,232	$2,626	$6,852	$8,337
Product sales	1,829	3,627	4,844	5,893
	4,061	6,253	11,696	14,230
Cost of revenue	941	1,927	2,384	3,391
Gross profit	3,120	4,326	9,312	10,839

Operating expenses
Selling, marketing and product support	538	1,257	2,266	3,858
General and administrative	1,142	1,123	2,888	3,044
Research and development	1,029	1,089	2,894	3,897
Amortization of intangible assets	123	122	367	366
Impairment of investment	—	150	—	150
Restructuring charges	—	—	119	460
Investigation matter	—	—	—	152
	2,832	3,741	8,534	11,927
Operating income (loss) from continuing operations	288	585	778	(1,088)
Other income	(9)	10	20	22
Income (loss) from continuing operations before income taxes	279	595	798	(1,066)
Income tax expense (benefit)	(11)	(145)	13	(155)
Net income from continuing operations	290	740	785	(911)
Net loss from discontinued operations (including loss on disposal of $1,081)	(1,215)	(1,293)	(3,619)	(4,930)
Net loss	$(925)	$(553)	$(2,834)	$(5,841)

Basic net loss per share
Continuing operations	$0.06	$0.15	$0.16	$(0.18)
Discontinued operations	$(0.24)	$(0.26)	$(0.72)	$(0.99)
Net basic earnings per share	$(0.18)	$(0.11)	$(0.57)	$(1.17)

Diluted net loss per share
Continuing operations	$0.06	$0.15	$0.16	$(0.18)
Discontinued operations	$(0.24)	$(0.26)	$(0.72)	$(0.99)
Net diluted earnings per share	$(0.18)	$(0.11)	$(0.57)	$(1.17)

Weighted shares – basic	5,015	4,985	5,007	4,980
Weighted shares – diluted	5,015	4,985	5,007	4,980

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$2,681	$2,656
Receivables, net	3,380	2,534
Inventories	560	825
Other current assets	436	660
	7,057	6,675
Property and equipment, net	564	697
Intangible assets, net	709	454
Deferred taxes	58	62
Discontinued operation assets	420	7,002
	$8,808	$14,890
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,508	$2,451
Warranty and other current liabilities	1,554	1,926
Accrued restructuring	—	216
	3,062	4,593
Deferred taxes and other long-term liabilities	161	165
Discontinued operation liabilities	—	1,812
Shareholders’ equity	5,585	8,320
	$8,808	$14,890

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Nine-Month Periods Ended September 30,
	2015	2014
Operating activities
Net income (loss)	$785	$(911)
Net loss from discontinued operations	(3,619)	(4,930)
Net loss from continuing operations	(2,834)	(5,841)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	585	687
Stock option expense	184	299
Loss on disposal of assets	4	150
Changes in operating assets and liabilities	(1,893)	(581)
Net cash used for continuing operating activities	(3,954)	(5,286)
Net cash provided by discontinuing operating activities	1,557	1,151
Net cash used in operating activities	(2,397)	(4,135)

Investing activities
Purchases of property and equipment, net of disposals	(120)	(325)
Capitalized software development costs	(621)	—
Sales of investments, net	—	2,639
Net cash provided by (used for) continuing investing activities	(741)	2,314
Net cash provided by (used for) discontinued investing activities	3,254	(48)
Net cash provided by investing activities	2,513	2,266

Effect of exchange rate changes on cash	(91)	(474)

Increase (decrease) in cash and cash equivalents	25	(2,343)
Cash and cash equivalents, beginning of period	2,656	3,564
Cash and cash equivalents, end of period	$2,681	$1,221

Image Sensing Systems, Inc.

Non-GAAP Income (Loss) from Continuing Operations

(in thousands)

(unaudited)

We define Non-GAAP Income (Loss) from Continuing Operations as loss from continuing operations before amortization of intangible assets, depreciation, impairment of investment, restructuring charges and investigation matter expense for the applicable periods. Management believes Non-GAAP Income (Loss) from Continuing Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Income (Loss) from Continuing Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Income (Loss) from Continuing Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended September, 30		Nine-Month Periods Ended September 30,
	2015	2014	2015	2014
Income (loss) from continuing operations	$288	$585	$778	$(1,088)
Amortization of intangible assets	123	122	367	366
Depreciation	72	66	218	321
Impairment of investment	—	150	—	150
Restructuring charges	—	—	119	460
Investigation matter	—	—	—	152
Non-GAAP income (loss) from continuing operations	$483	$923	$1,482	$361

Note – Our calculation of Non-GAAP Income (Loss) from Continuing Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.